Exhibit 99.1

For Immediate Release

CommScope Reaffirms 2008 Outlook at Industry Conference

Hickory, NC— (April 2, 2008) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, has reaffirmed its previously announced first quarter 2008 and calendar year 2008 financial guidance.  CommScope Chairman and Chief Executive Officer Frank Drendel and other company management will review the company’s wireless growth opportunities, discuss the reaffirmed financial guidance and highlight the Andrew integration process when they meet investors today at the CTIA WIRELESS 2008 conference in Las Vegas, Nevada.

“In spite of ongoing economic concerns, we intend to execute on our previously announced cost reduction plans while we build upon our industry leading portfolio of products, broad geographic base and market diversity to create strong cash flow from operations in 2008,” stated Drendel.  “We have an experienced management team and solid competitive position and remain confident in our ability to create value for customers and stockholders.”

CommScope management reaffirmed the financial guidance that was issued on February 28, 2008.   This guidance assumes the ability to recover higher raw material costs, a stable business environment and includes the previously announced $50 to $60 million in cost reduction synergies.

2008 Outlook
•	Expected revenue of $4.1 billion to $4.3 billion
•
Pro forma operating income target of $525 million to $575 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write up of inventory, property, plant and equipment and intangibles, which results in increased charges for inventory, depreciation and amortization.  As the result of rising raw material costs, CommScope has notified customers of price increases for selected products.

•	Overall interest rate expected to be around 6.75% for the term loans, which had a beginning balance of $2.1 billion
•	Expected tax rate of 34% - 36%
•	Approximately 81 million weighted average fully diluted shares anticipated to be outstanding
•	More than $500 million of cash flow from operations expected
•	Expected capital expenditures of $80 million to $90 million
•	Significant non-cash costs related to purchase accounting adjustments expected, including:
o	More than $100 million of additional annual intangible amortization
o	More than $50 million of fair value inventory write-up that increases cost of goods sold, primarily in the first quarter

First Quarter 2008 Outlook
•	Expected revenue of $950 million to $970 million
•
Pro forma operating income of $80 million to $90 million, excluding restructuring and transition costs as well as purchase accounting adjustments related to the fair value write up of inventory, property, plant and equipment and intangibles, which results in increased charges for inventory, depreciation and amortization

•	As the result of significant non-cash costs related to purchase accounting adjustments and one-time transition costs, CommScope anticipates reporting a GAAP loss in the first quarter of 2008.

About CommScope
CommScope (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its Andrew Wireless SolutionsTM brand, it is a global leader in radio frequency subsystem solutions for wireless networks.  Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, it is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services.   CommScope is also the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications.  Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward-Looking Statements
This press release contains forward-looking statements regarding, among other things, the Andrew acquisition, business position, plans, outlook, revenues, margins, earnings, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “anticipate,” “should,” “designed to,” “foreseeable future,” “believe,” confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; concentration of sales among a limited number of customers or distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; achievement of cost reduction synergies expected from the acquisition of Andrew; significant international operations; ability to integrate the CommScope and Andrew businesses; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness as a result of the acquisition of Andrew; dependence upon key personnel; ability to integrate Andrew’s systems of internal control over financial reporting with ours; realignment of global manufacturing capacity; purchase accounting costs; protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; fluctuations in interest rates; the ability to achieve expected sales, growth and earnings goals;  and regulatory changes affecting us or the industries we serve.  For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov.  In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:
Philip Armstrong
+1 (828) 323-4848

News Media Contact:
Rick Aspan
+1 (708) 236-6568 or publicrelations@commscope.com

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